Ball Corporation
                           Current Report on Form 8-K
                             Dated November 15, 1996



                                                                   Exhibit EX-99

Following is the text of a press release disseminated by the registrant on November 4, 1996:



  BALL ANNOUNCES NEW PET SUPPLY AGREEMENT AND ACQUISITION OF ASSETS


         MUNCIE, Ind., November 4, 1996--Ball Corporation [NYSE: BLL] today announced it has reached a definitive agreement with the Honickman Group of Philadelphia to acquire for approximately $30 million certain assets of Brunswick Container, a company which manufactures PET plastic bottles for use by Honickman's soft drink bottling companies. The agreement includes an arrangement for Ball to supply Honickman's requirements for PET plastic bottles.
         Brunswick currently operates two plants, one in New Jersey and one in Virginia, producing PET soft drink bottles. Ball will construct a new state-of-the-art plant in the greater Philadelphia area and will acquire the Brunswick plant in Virginia. Site selection for the new facility is underway. Ball said it planned to build upon the Honickman and other soft drink business by supplying PET containers to additional food and beverage customers.
         "Our continued expansion in the rapidly growing PET market, combined with the recent sale of our mature glass and aerosol container manufacturing businesses, demonstrates our commitment to repositioning Ball Corporation for future growth," said George A. Sissel, chairman, president and CEO.
         Ball Corporation produces rigid metal and plastic containers, largely for foods and beverages, and provides aerospace and other technologies and services to government and commercial customers.
  The company reported 1995 sales of $2.6 billion.
                                      * * *

  Note: This news release may contain forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily projections which are subject to change upon the occurrence of certain events which may affect the business, many of which are set forth in the company's 8-K report filed with the Securities and Exchange Commission on July 16, 1996.

  19/96
  Media Contact:     Scott   McCarty,  317/747-6175,   evenings    317/284-2351,
                     smccarty@ball.com
  Investor Contact:  Doug   Poling,   317/747-6465,    evenings    317/287-8470,
                     dpoling@ball.com

  Ball Corporation Home Page:  http://www.ball.com